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                           PF NET COMMUNICATIONS, INC.
                       c/o Odyssey Investment Partners LLC
                                 280 Park Avenue
                                New York New York




                                                                    May 12, 2000




Mr. Robert Annunziata
95 Minisink Road
Short Hills, NJ 07078


Dear Bob,

         This letter ("Letter Agreement") will confirm the terms of your affiliation with PF Net Communications, Inc. (the "Company"), where you will serve as non-executive Chairman of the Board of Directors of the Company (the "Board") commencing upon approval of this Letter Agreement by the Board of Directors of the Company (the "Commencement Date"). It is your intent (but not legal obligation) to serve as Chairman for a period of three (3) years (the "Service Period"). You will devote such time as reasonably requested by the Company, recognizing your activities as a director of 5 companies disclosed to the Company, Chairman of Corean and as sole owner of Atlantic Telecommunications Enterprise Fund Inc. and GCT (both of which we understand from you are purely entities for investments) (the "Activities"), to serving as Chairman. In such role you will provide strategic guidance and advice (including consistent with your Contractual Obligations, opportunities for expansion and introductions to industry opportunities), advising in connection with offerings and other capital markets and assisting in recruiting Company management. You agree that during the first eighteen (18) months of the Service Period (the "Initial Period"), the Chairmanship of the Company will be your primary obligation and you will not increase Activities without the Company's written consent, which consent shall not be unreasonably withheld so long as the activity is not a Chairmanship, is noncompetitive and does not change the primary nature of your commitment to the Company. In addition, you will not be involved in any activity that is competitive with those of the Company (the restrictions specified in this paragraph are hereinafter referred to as the "Priority Provisions"). The Activities are not competitive.

         During the Initial Period and thereafter while you continue to be Chairman and continue to abide by the Priority Provisions, you will receive a fee at the rate of $400,000 per annum payable in semi-monthly installments. For the duration of the Service Period that you do not abide by the Priority Provisions but continue as Chairman, you will receive a fee at the rate of

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$150,000 per annum payable in semi-monthly installments. You will not be eligible for the fees or other compensation paid to outside directors, but nothing contained herein shall prevent the Company from paying bonuses or granting additional options for your achievement in the Company's discretion. In the event that you and the Company agree at any time to continue your relationship with the Company as director (and not as Chairman), you will be paid mutually agreed upon amounts and execute an appropriate agreement.

OPTION GRANT

         Effective on the Commencement Date hereof you will receive nonstatutory exercisable options ("Options") to purchase 4,200,000 shares of the Company's par value one cent common stock at a price of $6.40 per share under the Company's 2000 Equity Incentive Plan (the "Plan").

VESTING OF OPTIONS

The Options shall vest as following: twenty percent (20%) on the Commencement Date; twenty percent (20%) on the first anniversary of the Commencement Date (subject to acceleration as provided below); ten percent (10%) as of the end of the Initial Period; twenty five percent (25%) on the second anniversary of the Commencement Date; and twenty five percent (25%) of the third anniversary of the Commencement Date; provided, in all cases, that you are still providing service to the Company on the relevant date and subject to the provisions below. In the event that during the first six (6) months that you are providing services to the Company, the Company hires a chief executive officer, one half of the portion of options that are to vest on the first anniversary shall vest upon such chief executive officer commencing employment. Furthermore, in the event that during the first twelve (12) months that you are providing service to the Company, the Company either has an initial public offering or closes an investment of at least $100 million in it based on a valuation of at least $1.5 billion, upon the first to occur of the foregoing one half of the portion of the Options that are to vest on the first anniversary shall vest.

DEATH; DISABILITY; TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON

Upon termination of Service for Termination without Cause or Termination for Good Reason, there shall be immediate vesting of the greater of (I) the number of Options that would have vested during the 18 month period following your termination had your Service continued through that date or (II) seventy five percent (75%) of the Options that are unvested immediately prior to your termination. Upon Termination of Service as a result of death or Disability, there shall be immediate vesting of the greater of (I) the number of Options that would have vested at the next vesting date or (II) fifty percent (50%) of the Options that are unvested immediately prior to your termination. All vested Options will remain exercisable for a period of 5 years from your termination as Chairman (or, if later as director or consultant), subject to the ten (10) year Option term and the general terms of the Plan not inconsistent with this letter (for example, it is acknowledged that it would not be inconsistent with this letter to cease exercisability of options on a merger). All non-vested Options will be forfeited and canceled immediately upon termination.

TERMINATION WITHOUT GOOD REASON OR TERMINATION FOR CAUSE

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If you terminate Service as Chairman without Good Reason or the Company terminates your Service as Chairman for Cause (I) all your non-vested Options will be forfeited and canceled immediately upon termination and (II) your vested options will remain exercisable for a period of 5 years from your termination as Chairman (or if later, director or consultant), subject to the ten year Option Term and the general terms of the Plan not inconsistent with this letter (for example, it is acknowledged that it would not be inconsistent with this letter to cease exercisability of options on a merger).

Notwithstanding the foregoing as to termination of vesting on a Termination of Service, if you and the Company agree that you will thereafter provide services as a director or consultant upon mutual agreement of the Company and you (and subject to a Company right to remove you as such at any time), your vesting shall continue while you are in such capacities and the additional vesting or cutoff of exercisability referred to above shall only occur when you cease to provide services as a director or consultant and, while the type of termination shall not change, the measurement shall be from such later date or as you and the Company may otherwise agree at such time.

"Disability" means (I) a determination made by a physician chosen by the Board and you that it can reasonably be expected that you will be unable to perform your duties due to a physical or mental infirmity for more than six (6) consecutive months or (II) your inability to perform your duties due to a physical or mental infirmity for one hundred eighty (180) days in any twelve
(12) month period.

"Cause" means (I) your willful misconduct or gross negligence that has material adverse effect on the Company; (ii) your willful failure after notice by the Board to attempt in good faith to perform the duties required (other than a result of your incapacity due to physical or mental illness); (iii) your conviction of, or pleading of nolo contendre to, a felony; or (iv) your violation of the Priority Provisions. For these purposes, no act or failure to act will be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that action or omission was in the best interests of the Company.

"Good Reason" means your removal from the position of Chairman of the Company or any material violation of the Agreement without your written consent that is not cured within thirty (30) days after you have given written notice thereof to the Company.

In any proposed termination for Cause you shall have the right to appear before the Board with counsel before any notice is given and the right to cure any breach within fifteen (15) days.

IMPACT OF CHANGE IN CONTROL

Upon a Change in Control all options and stock awards made to you shall be one hundred percent (100%) vested and shall be exercisable after termination for five (5) years after you cease to be Chairman (or, if later, a director or consultant), subject to the ten (10) year Option Term and the general provisions of the Plan not inconsistent with this letter (for example, it is acknowledged that it would not be inconsistent with this letter to cease exercisability of options

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on a merger). Change in Control means: (I) any Person is or becomes the
Beneficial Owner, directly or indirectly, of securities of the Company representing more than: fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Company; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (I) above) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of Company, or (iii) the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to its stockholders or to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

"Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

"Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange
Act;

"Person" has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) so long as the Company is not publicly owned, any current shareholder of Common Stock of the Company's preferred stock on the date of this Letter Agreement, (3) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporations owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

MISCELLANEOUS OPTION PROVISIONS (TO BE MORELY FULLY DELINEATED BY MUTUAL AGREEMENT IN THE OPTION GRANT AGREEMENT)

Options are nontransferable prior to vesting. Vested Options are nontransferable (other than to immediate family members, trusts or family limited partnerships entirely for the benefit of you and such immediate family members or, provided an offering of the Option to it (or exercise of the option by it) would not be in violation of the applicable securities laws without further Company action, a corporation beneficially owned by the Chairman and his immediate family). Option Shares are nontransferable (other than on the same basis as the options) while the Company is private.

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Sales of Option Shares shall be subject to same lock-up restriction imposed on major shareholders upon the Company becoming public if required by underwriters.

The Company and other shareholders shall have bring along rights (proportionate) on sale of more than 50% of the Company stock. The Option grant will permit you to exercise options prior to vesting in order to receive Restricted Stock that will be subject to forfeiture on the same basis as the vesting.


Any grants of stock options made to you by the Company will be subject to the terms of the applicable option agreement except as provided herein. The Company shall consider making additional optional grants at least annually, but without imposing any legal obligation to do so.

         Your service as Chairman, unless extended by the mutual written agreement of you and the Company, will terminate at the end of the Service Period or, if earlier, on the earliest to occur of your death, termination by the Company for Disability, termination by the Company with or without Cause or your voluntary termination with or without Good Reason.

         In the event your service with the Company is terminated during the Service Period by you or by the Company for any reason (i) The Company will pay you (or your survivors, if applicable) your earned retainer through the date of termination, to the extent not yet paid, (ii) your Options and any shares of Company common stock transferred to you on exercise of your Options ("Option Shares") will be treated as provided here and, (iii) any other equity awards will be treated in accordance with the terms of the applicable award agreement and (iv) if the termination of service as Chairman is by the Company without Cause or by you for Good Reason, Four Hundred Thousand Dollars ($400,000) . Upon such payments the Company shall have no further obligations under this Agreement.

         Miscellaneous provisions:

         (a) You will be reimbursed for all reasonable business expenses incurred in connection with the Chairmanship and other requested activities in accordance with the Company's customary policy.

         (b) You will keep all information you receive in connection with, or as a result of, your service with the Company (and not in the public domain) Confidential (the "Confidentiality Provision"). You will not identify for solicitation, solicit or hire employees of the Company, or assist others in doing so, during the Service Period or for a period of two (2) years thereafter (the "Non-Solicitation Provision"). Your activities will be limited as provided above during the Initial Period and if you continue as Chairman. The Company will be entitled to injunctive relief to enforce the provisions of this paragraph (b).

         (c) You will be reimbursed for reasonable fees and costs incurred in connection with the negotiation and preparation of this Letter Agreement in an amount not to exceed Thirty-Five Thousand Dollars ($35,000).

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         (d) This Letter Agreement may be amended only by a written document and supersedes all prior understandings.

         (e) This Letter Agreement shall be governed by the laws of New York. Any dispute shall be settled by arbitration under the rules of the American Arbitration Association in New York City, New York. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. All your reasonable fees and expenses in such arbitration will be paid by the Company if the arbitrator determines that you have prevailed on substantially all items. Otherwise each party shall bear its own costs and expenses and equally share the charges of the AAA and the arbtirator.

         (f) The Company and you will issue a mutually agreed upon press release and other activities designed to indicate your appointment and your affiliation; provided, that the Company must, in any event, comply with applicable securities law.

         (g) You will abide by all restrictions imposed by Federal Securities law including those related to inside information.

         (h) You will be covered by the directors and officers liability insurance of the Company and be indemnified by the Company in the same manner as the outside directors or senior officers are so covered or indemnified by the Company.

         Please sign this Letter Agreement in the space provided below. This will constitute a binding agreement upon, and only upon, its approval by the Board of Directors of the Company on or prior to May 30, 2000.


                                                     Sincerely,

                                                     PF Net Communications, Inc.



                                                     /s/  Muzzi Mirza
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                                                     Agreed To:



                                                     /s/  Robert Annunziata
                                                     --------------------------
                                                     Robert Annunziata